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                                                                      EXHIBIT 5

                           INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of October 5, 1999 by and between Global TeleSystems Group, Inc., a Delaware corporation (together with its subsidiaries other than Golden Telecom, Inc. and Golden Telecom, Inc.'s subsidiaries, hereinafter referred to as "GTS"), and Golden Telecom, Inc., a Delaware corporation (together with its subsidiaries, hereinafter referred to as the "Company").

                                    RECITALS

         A. The Company is a subsidiary of GTS. GTS and the Company desire to enter into this Agreement to indemnify each other (and provide for contribution to each other) against liabilities arising from the operation of the parties' respective businesses.

         B. In connection with the initial public offering of the Company, the Company has prepared a Prospectus, dated September 30, 1999 (the "Prospectus") and has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") of which the Prospectus forms a part.

         C. In connection with the initial public offering of the Company, the Company and GTS have agreed to a separation of assets, services and other responsibilities (the "Separation").

                                   AGREEMENT

         The parties therefore agree as follows:

         1. Indemnification. (a) The Company agrees to indemnify and hold harmless GTS, its directors, officers, employees and agents against any and all claims, losses, damages, liabilities, costs and expenses, joint or several (including reasonable attorneys' fees and costs of investigation), to which GTS may become subject insofar as such claims, losses, damages, liabilities, costs and expenses (or actions in respect thereof) relate to, arise out of, or result from (i) the Company's failure to pay, perform or otherwise promptly discharge any of the liabilities arising out of the business, operations or assets of the Company, on or after October 5, 1999 (the "Closing Date"), whether or not expressly assumed by the Company; (ii) any liabilities attributable to the Company in connection with any United States federal or state tax audit of GTS;
(iii) any material breach by the Company of this Agreement, the Administrative Services Agreement, the Trademark Transfer Agreement, the Employee Benefits Agreement, the Shareholders' Agreement and the Registration Rights Agreement (collectively, the "Separation Agreements"); (iv) any payments that GTS is required to make under its guarantees of the debt facilities outstanding on the date of this Agreement between the Company or its subsidiaries, on the one hand, and Motorola Corporation or Ericsson Radio Systems AB or their subsidiaries, on the other hand; and (v) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or necessary to make the statements therein


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not misleading, with respect to all information contained in the Prospectus or the Registration Statement, as amended or supplemented of which it forms a part.

                  (b) GTS agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents against any and all claims, losses, damages, liabilities, costs and expenses, joint or several (including reasonable attorneys' fees and costs of investigation), to which the Company may become subject insofar as such claims, losses, damages, liabilities, costs and expenses (or actions in respect thereof) relate to, arise out of or result from any material breach by GTS under any of the Separation Agreements.

                  (c) The Company further agrees to indemnify and hold harmless GTS against any and all claims, losses, damages, liabilities, costs and expenses, joint or several (including reasonable attorneys' fees and costs of investigation), to which GTS may become subject insofar as such claims, losses, damages, liabilities, costs and expenses (or actions in respect thereof) relate to, arise out of or result from guarantees made by GTS with respect to the obligations or liabilities of the Company, and the Company agrees to pay GTS for its direct costs, if any, of maintaining such guarantees.

                  (d) Except as set forth in this Agreement, all liabilities existing or arising on or before the Closing Date, are released and discharged in their entirety.

         2. No Representation or Warranty. Neither the Company nor GTS intends to make any representation or warranty to one another or to any other person or party as to (i) the assets, businesses or liabilities transferred or assumed as part of the Separation, (ii) any consent or liability transferred or assumed as part of the Separation, (iii) any consent or approval required in connection therewith, (iv) the value or freedom from any security interests of any of the assets transferred, (v) the absence of any defense or freedom from counterclaim with respect to any claim or any part thereof, or (vi) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

         3. No Transfer of Marketable Title. The Company and GTS understand that except as expressly set forth in any Separation Agreement, all assets are being transferred to the Company on an "as is, where is" basis, and the Company and GTS agree to bear the economic and legal risks that the conveyance is insufficient to vest in the transferee good and marketable title, free and clear of any encumbrances.

         4. Dispute Resolution. (a) For the purposes of this section, the term "dispute" shall include any difference, dispute, claim or controversy arising out of or in connection with this Agreement or any other difference, dispute, claim or controversy arising between GTS and the Company.

                  (b) In an effort to resolve informally and amicably any dispute without resorting to litigation, each party shall first notify the other of any dispute that requires resolution.


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Notification of a dispute shall be made to a member of senior management (or other mutually agreed) representatives of GTS or the Company, as the case may be. GTS and the Company shall each designate an employee to investigate, discuss and seek to settle the matter between them.

                  (c) Any dispute which is not resolved by the two individuals appointed under the preceding sub-section within thirty 30 days after the notification of the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The place of the Arbitration shall be Paris and the language of the arbitral proceedings shall be English.

                  (d) The Arbitral Tribunal shall have the authority to give orders requiring either party to produce documents relevant to the dispute or disputes before the Arbitral Tribunal.

         5. Assignment. Neither party shall assign or transfer any of its rights under this Agreement without the prior written consent of the other party.

         6. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

                  If to GTS:

                  Global TeleSystems Group, Inc.
                  4121 Wilson Boulevard
                  8th Floor
                  Arlington, VA 22203
                  Attn:  Chief Financial Officer
                  Copy to: General Counsel

                  If to the Company:

                  Golden Telecom, Inc.
                  c/o Golden Teleservices, Inc.
                  4121 Wilson Boulevard
                  8th Floor
                  Arlington, VA 22203
                  Attn: Chief Financial Officer
                  Copy to: General Counsel


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         7. Further Assurances. GTS and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instruments delivered pursuant hereto.

         8. Governing Law. This Agreement shall be governed by the laws of the State of New York.

         9. Entire Agreement. This Agreement, together with any other agreements between the parties, constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

         10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         11. Severability. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

         12. Force Majeure. No party shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, lock-outs, wars and war-operations, restraints of government power or communication line failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.

         13. Successors and Assigns. Subject to the provisions of Section 5, this Agreement is solely for the benefit of the parties and their respective successors and assigns. Nothing herein shall be construed to provide any rights to any other entity or individual.

         14. Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       GLOBAL TELESYSTEMS GROUP, INC.


                                       By:   /s/ Arnold Y. Dean
                                          ---------------------------------
                                          Name:  Arnold Y. Dean
                                          Title: Deputy General Counsel and
                                                 Assistant Secretary



                                       GOLDEN TELECOM, INC.


                                       By:   /s/ Jeffrey A. Riddell
                                          ---------------------------------
                                          Name:  Jeffrey A. Riddell
                                          Title: General Counsel and Secretary


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